Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of September 8, 2008 between NEWPAGE CORPORATION (“Company”) and DAVID J. PRYSTASH (“Executive”). The Company and Executive agree as follows:

1. Employment and Acceptance. The Company will employ Executive, and Executive accepts employment with the Company, subject to the terms of this Agreement, effective as of September 22, 2008 (the “Effective Date”).

2. Term. This Agreement and the employment relationship established by this Agreement will continue from the Effective Date until terminated by either party in accordance with Section 5 (the “Term”).

3. Duties and Title.

3.1 Title. The Company will employ Executive to render exclusive and full-time services to the Company and certain of its subsidiaries and affiliates. Executive will serve in the capacity of Senior Vice President and Chief Financial Officer of the Company and of NewPage Holding Corporation (“Holding”) and NewPage Group Inc. (“Group”). Executive may also serve during the Term in executive positions for one or more of the Company’s subsidiaries and affiliates for no additional consideration.

3.2 Duties. Executive will have the authority and responsibilities and will perform those executive duties that are customarily performed by the Senior Vice President and Chief Financial Officer of businesses similar to those of the Company or assigned to Executive by the Chief Executive Officer of the Company (the “CEO”) or the board of directors of the Company or of Holding or of Group (“Board”). Executive will report to the CEO. Executive will devote all his full working-time and attention to the performance of those duties and to the promotion of the business and interests of the Company and its subsidiaries and affiliates. This provision will not prevent Executive from acting as an advisor to or a member of the board of directors of any civic or charitable organization, so long as those actions do not violate Section 7 or interfere with Executive’s performance of his duties under this Agreement.

3.3 Location. The principal place of Executive’s employment will be at the Company’s headquarters in the Dayton, Ohio area.

4. Compensation by the Company.

4.1 Base Salary. As compensation for all services rendered pursuant to this Agreement, the Company will pay to Executive, an annual base salary of Four Hundred Fifteen Thousand dollars ($415,000), payable in accordance with the payroll practices of the Company (“Base Salary”). Each year during the Term, the Board will conduct a review of Executive’s Base Salary and, in its sole discretion, may increase Executive’s Base Salary. Once increased,

Base Salary may not be decreased. For the purposes of this Agreement, Base Salary means Executive’s base salary as increased pursuant to this Section 4.1.

4.2 Annual Bonus. For performance periods during the Term, Executive will be entitled to participate in the NewPage Corporation Annual Performance Excellence Plan approved annually by the Board (the “Annual Incentive Plan”). Executive’s target bonus will be 75% of Base Salary for achieving targets set annually by the Board in the Annual Incentive Plan. Each annual bonus (“Annual Bonus”) will be paid on or before March 15th of the year following the tax year in which the relevant services required for payment have been performed. There will be no cap on the amount of any Annual Bonus.

4.3 Participation in Employee Benefit Plans. Executive will be entitled during the Term to participate in the benefit plans of the Company that may be available to other senior executives of the Company, on the same terms as those other executives. The Company may at any time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason in its sole discretion.

4.4 Vacation. Executive will be entitled to four weeks of paid vacation during each calendar year during the Term. Vacation days will be prorated for any partial year based on the number of days elapsed in that year. Executive is not entitled to payment for unused vacation days upon the termination of his employment except as set forth in Section 5. The accrual and carry-over of vacation days will be in accordance with Company policy from time to time in effect.

4.5 Expense Reimbursement. During the Term, Executive will be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

4.6 Moving and Relocation. Executive will be eligible to receive moving and relocation benefits in accordance with the terms and conditions of the NewPage Moving & Relocation Plan. In lieu of the Home Finding & Temporary Living Lump Sum Allowance described in that plan, Executive will be eligible to receive a lump sum allowance of $1,500 per month (subject to tax gross-up as described in the plan) until Executive relocates to the Dayton area or 12 months after the Effective Date, whichever occurs first.

4.7 Sign-On Bonus. Executive will receive a sign-on bonus equal to $85,000, payable at the end of the month in which the Effective Date occurs.

5. Termination of Employment.

5.1 Definitions.

(a) “Cause” means (i) commission of a felony by Executive, (ii) acts of dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries or affiliates, (iii) Executive’s material breach of any provision of any policy of the Company, Holding or Group, (iv) Executive’s failure to follow the lawful written directions of the Board, (v) conduct by Executive in connection with his duties that is fraudulent, willful and materially injurious to the Company or its subsidiaries or affiliates, or (vi) conduct by Executive in connection with his duties that is unlawful and materially injurious to the Company or its subsidiaries or affiliates. If the Board determines, in its sole discretion, that the events or circumstances giving rise to the Cause are curable, the Company will so notify Executive and those events or circumstances will not be deemed to be Cause if Executive effects a cure satisfactory to the Board within 10 business days after the Company’s notice is received.

(b) “Disability” means a determination by the Company in accordance with applicable law based on information provided by a physician selected by the Company or its insurers and reasonably acceptable to Executive that, as a result of a physical or mental injury or illness, Executive has been unable to perform the essential functions of his job with or without reasonable accommodation for a period of 90 consecutive days or for a period of 180 days in any one-year period.

(c) “Good Reason” means, without the consent of Executive, (i) the assignment to Executive of any duties inconsistent in any material adverse respect with Executive’s position (including without limitation any reduction in offices, titles and reporting requirements), authority, duties or responsibilities immediately following the Effective Date, or any other action by the Company or Holding or Group that results in a material diminution in his position, authority, duties or responsibilities, (ii) a reduction by the Company or Holding or Group in Executive’s Base Salary or in the percentage of Base Salary on which Executive’s bonus is based, (iii) the Company or Holding or Group requiring Executive to be based in any office or location outside of 50 miles from Executive’s principal place of employment, which will be Dayton and Miami Township, Ohio, (iv) a material reduction in the aggregate benefits provided to Executive, except for any across-the-board reductions affecting all similarly situated employees on substantially the same proportional basis, or (v) any failure by the Company to obtain the express written assumption of the Company’s obligations to Executive as described in this Agreement by any successor or assign of the Company.

(d) “Severance Bonus Amount” means, in the event of a termination (i) prior to June 1st of any calendar year, the Annual Bonus paid to Executive for the calendar year prior to the termination or (ii) on or after June 1st of any calendar year, the Annual Bonus that would have been payable to Executive for the calendar year of the termination (determined as of the end of that calendar year and payable when the Company pays annual bonuses to similarly situated employees).

5.2 Termination By the Company for Cause or By Executive Without Good Reason. If during the Term the Company terminates Executive’s employment for Cause, or if during the Term Executive terminates his employment without Good Reason, Executive will be entitled to receive the following and will not be eligible to receive any payments or benefits under any Company severance plan:

(1)	any unpaid Base Salary and any accrued but unused vacation pay through the date of termination; and

(2)	accrued benefits pursuant to the Company’s benefit plans and programs.

The amount in (1) above will be paid in a lump sum within 10 business days after termination (unless an earlier date is required by law).

5.3 Termination By the Company Without Cause or By Executive for Good Reason. Subject to Executive’s compliance with Section 7 and subject to the execution by Executive, without revocation, of a general release in the form attached as Exhibit A (the “Release”), if during the Term Executive’s employment terminates without Cause or Executive terminates his employment for Good Reason, Executive will receive the following in lieu of any payments or benefits to which Executive would otherwise be entitled under any Company severance plan:

(1)	any unpaid Base Salary and any accrued but unused vacation pay through the date of termination;

(2)	a pro rata bonus for the year of termination, calculated by multiplying the Severance Bonus Amount by a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365, payable at the time that bonuses are paid to similarly situated employees;

(3)	an amount equal to two times Base Salary;

(4)	continued receipt of medical, dental, vision, basic life, and employee assistance coverage for 24 months after Executive’s date of termination, subject to payment by Executive of the employee cost of those benefits as paid by active employees, but if Executive is employed by another employer who provides one or more similar benefits, the benefits under the Company’s plan will be secondary to those provided under the new plan;

(5)	outplacement services substantially similar to those provided pursuant to the terms of the Company’s severance plan; and

(6)	accrued benefits pursuant to the Company’s benefit plans and programs.

The amount in (1) above will be paid within 10 business days after the date of termination (unless an earlier date is required by law). The amounts in (2) and (3) above will be paid in a lump sum after the later of (i) the expiration of the applicable revocation period contained in the Release, and (ii) with respect to the bonus, the annual bonus payment date for similarly situated employees. The Company will have no obligation to provide any payments or benefits in this Section 5.3 if Executive breaches the provisions of Section 7.

5.4 Termination Due to Death or Disability. If during the Term Executive dies or the Company terminates Executive’s employment on account of Executive’s Disability, Executive or Executive’s legal representatives (as appropriate) will be entitled to receive the following in lieu of any payments or benefits to which Executive would otherwise be entitled under any Company severance plan:

(1)	any unpaid Base Salary and any accrued but unused vacation pay through the date of termination;

(2)	a pro rata bonus for the year of termination, calculated by multiplying the Severance Bonus Amount by a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365, payable at the time that bonuses are paid to similarly situated employees; and

(3)	accrued benefits pursuant to the Company’s benefit plans and programs.

The amounts in (1) above will be paid in a lump sum within 10 business days after the date of termination (unless an earlier date is required by law), and the amount in (2) above will be paid when annual bonuses are paid to similarly situated employees.

5.5 No Mitigation. The obligations of the Company to Executive that arise upon the termination of his employment pursuant to this Section 5 will not be subject to mitigation or offset.

5.6 Removal from any Boards and Positions. If Executive’s employment terminates for any reason under this Agreement, he will be deemed to resign as applicable (1) as a member of the board of directors of the Company or any of its subsidiaries or affiliates of the Company, (2) as a member of any other board to which he has been appointed or nominated by or on behalf of the Company, and (3) as an officer of and from any position with the Company or any of its subsidiaries or affiliates.

6. Nondisparagement. Except as required by law or order of a court or governmental agency having jurisdiction or to report, in good faith, an impropriety or financial wrongdoing affecting the business of the Company, Executive will not at any time publish or communicate to any person or entity any disparaging (as defined below) remarks, comments or statements concerning the Company, Cerberus Capital Management, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality or business acumen or abilities in connection with any aspect of the operation of the business of the individual or entity being disparaged.

7. Restrictions and Obligations of Executive.

7.1 Confidentiality.

(a) During the course of Executive’s employment under this Agreement, Executive will have access to, certain trade secrets and confidential information relating to the Company and its affiliates and subsidiaries (“Protected Parties”) that is not readily available from sources outside the Company, including without their customer, supplier and vendor lists, contract terms, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data), business plans and strategies (including, but not limited to, acquisition and divestiture plans), environmental matters and other regulatory matters and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their businesses (collectively, “Confidential Information”). Confidential Information is one the most valuable assets of the Protected Parties. The Protected Parties invested, and continue to invest, considerable amounts of time and money in developing and maintaining their Confidential Information, and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. Executive acknowledges that Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. Executive will hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information that is obtained by Executive during Executive’s employment by the Company or its subsidiaries and affiliates and that does not become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, Executive will not, during the period Executive is employed by the Company or its subsidiaries and affiliates or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor will Executive use it in any way, except in the course of Executive’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims under this Agreement or under any other agreement to which Executive is a party, provided that the disclosure is relevant to the enforcement of those rights or defense of those claims and is only disclosed in the related formal proceedings. Executive will take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive understands and agrees that Executive will acquire no rights to any Confidential Information.

(b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items containing Confidential Information or related to the Business (as defined in Section 7.3), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Protected Parties, whether prepared by Executive or otherwise coming into Executive’s possession, will remain the exclusive property of the Protected Parties, and Executive may not remove any those items from the premises of the Protected Parties except in furtherance of Executive’s duties under this Agreement.

(c) While employed by the Company, Executive will promptly disclose to it and assign to it Executive’s interest in any invention, improvement or discovery made or conceived by Executive, either alone or jointly with others, that arises out of Executive’s employment. At the Company’s request and expense, Executive will assist the Protected Parties during the period of Executive’s employment under this Agreement and thereafter in connection with any controversy or legal proceeding relating to the invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d) As requested by the Company and at the Company’s expense, from time to time and upon the termination of Executive’s employment for any reason, Executive will promptly deliver to the Company and its subsidiaries and affiliates, as applicable, all copies and embodiments, in whatever form, of all Confidential Information in Executive’s possession or within his control (including without limitation memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of that material. If requested by the Company, Executive will provide the Company with written confirmation that all required materials have been delivered to the Company as provided in this Section 7.1(d).

7.2 Non-Solicitation or Hire. During the Term and for a period of two years following the termination of Executive’s employment with the Protected Parties for any reason (including expiration of the Term), Executive may not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (1) any party who is a customer of the Protected Parties or who was a customer of the Protected Parties at any time within the previous 12 months, for the purpose of marketing, selling or providing to that party any services or products offered by or available from the Protected Parties and relating to the Business (as defined in Section 7.3) or (2) any employee of the Protected Parties or any person who was an employee of the Protected Parties at any time within the 12-month period immediately prior to the date of Executive’s termination of employment with the Protected Parties to terminate that employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship (i) with Executive or any entity by which Executive is employed or serves as an officer or director, or (ii) with other person or entity in competition with the Business.

7.3 Non-Competition. During the Term and for a period of two years following the termination of Executive’s employment for any reason (including the expiration of the Term), Executive may not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Protected Parties, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that engages or proposes to engage in the coated paper business anywhere in the world (the “Business”). Notwithstanding the foregoing, nothing in this Agreement will prevent Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than 5% of the publicly-traded common equity securities of any company engaged in the Business, so long as Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded Executive in connection with any permissible equity ownership.

7.4 Property. Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Protected Parties are the sole property of the Protected Parties (“Company Property”). During the Term, and at all times thereafter, Executive may not remove, or cause to be removed, from the premises of the Protected Parties copies of any Company Property, except in furtherance of his duties under the Agreement. When Executive’s employment terminates, or upon request of the Company at any time, Executive will promptly deliver to the Company all copies of Company Property in his possession or control.

7.5 Remedies and Specific Performance. Executive acknowledges that a breach or threatened breach of any of the restrictions in this Section 7 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and agrees that the Protected Parties will be entitled to equitable relief, including specific performance and injunctive relief as remedies for the breach or threatened or attempted breach. Executive hereby consents to the grant of an injunction (temporary or otherwise) against Executive or the entry of any other court order against Executive prohibiting and enjoining him from violating, or directing him to comply with this Section 7. These remedies will be in addition to all other remedies, including damages, available to the Protected Parties for a breach or threatened or attempted breach of this Agreement. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on Executive in this Section 7, except as required by law, Executive will not be entitled to any payments set forth in Section 5.3 if Executive breaches the covenants applicable to Executive contained in this Section 7.

8. Other Provisions.

8.1 Notices. Any notice or other communication required or which may be given under this Agreement must be in writing and may be delivered personally or by courier, telegraphed, sent by facsimile transmission, or sent by certified, registered or express mail, postage prepaid, and will be deemed given when actually received at the following addresses or at any other address that either party may notify the other:

If to the Company:

NewPage Corporation

8540 Gander Creek Drive

Miamisburg, OH 45342

Attention: Chief Executive Officer

With a copy to:

Douglas K. Cooper

NewPage Corporation

8540 Gander Creek Drive

Miamisburg, OH 45342

Telephone:    (937) 242-9339

Facsimile:     (937) 242-9459

If to Executive:

Executive’s home address reflected in the Company’s records.

8.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement.

8.3 Representations and Warranties by Executive. Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person that would in any way preclude, inhibit, impair or limit Executive’s ability to perform his obligations under this Agreement, including without limitation non-competition, non-solicitation, or confidentiality agreements.

8.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions of this Agreement may be waived only by writing signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege under this Agreement will operate as a waiver of that right, power or privilege, nor will any waiver of a right, power or privilege on a particular occasion preclude exercise of that right, power or privilege on a different occasion the exercise of any other right, power or privilege under this Agreement. This Agreement and all compensation derived from this Agreement are intended not to constitute compensation deferred under a nonqualified deferred compensation plan as contemplated in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, notwithstanding any other provision of this Agreement, this Agreement will be interpreted consistent with the preceding sentence, and this Agreement may be modified to the minimum extent necessary, as agreed upon by the Company and Executive, to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

8.5 Governing Law and Venue. This Agreement will be governed and construed in accordance with Ohio law applicable to agreements made and not to be performed entirely within Ohio, without regard to conflicts of laws principles. The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in Dayton, Ohio, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any suit, action, or proceeding, any claim that he or it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by the above-named courts. In addition, the parties irrevocably agree to the waiver of a jury trial.

8.6 Assignment. This Agreement, and the rights and obligations under this Agreement, may not be assigned by either party without written consent signed by the other party, except that the Company may assign its rights and/or obligations in this Agreement to the successor of the business of the Company.

8.7 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

8.8 Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of terms contained in this Agreement.

8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect. Executive acknowledges that the restrictive covenants contained in Section 7 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

8.10 Judicial Modification. If any court determines that all or part of a covenant in Section 7 is invalid or unenforceable, the remainder of Section 7 will not be affected and will be given full effect, without regard to the invalid portion. If any court determines that all or part of a covenant in Section 7 is invalid or unenforceable because of the geographic or temporal scope of that covenant, the parties desire that the court reduce the scope to the minimum extent necessary to make the covenant valid and enforceable.

8.11 Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due under this Agreement, the amount of withholding taxes due any federal, state or local authority in respect of that benefit or payment and to take any other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of withholding taxes.

IN WITNESS WHEREOF, the Company and Executive, intending to be legally bound, have executed this Agreement as of the day and year shown above.

EXECUTIVE	NEWPAGE CORPORATION

/s/ David J. Prystash	By:	/s/ Mark A. Suwyn
David J. Prystash	Name:	Mark A. Suwyn
	Title:	Chairman and Chief Executive Officer

EXHIBIT A

FORM EMPLOYMENT GENERAL RELEASE

For good and valuable consideration, receipt whereof is hereby acknowledged, David J. Prystash (“Executive”), individually and on behalf of his heirs, executors, administrators, representatives, agents, attorneys and assigns, hereby irrevocably, fully and unconditionally releases and forever discharges NewPage Corporation (the “Company”) and its affiliated companies, parents, subsidiaries, predecessors, successors, assigns, divisions, related entities and all of their present employees, officers, directors, trustees, shareholders, members, partners (as applicable), agents, investors, attorneys and representatives (the “Company Released Parties”), from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever that Executive has or may hereafter have against the Company Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date of this General Release, including without limitation any and all matters relating to employment and cessation of employment with the Company and its subsidiaries or affiliates, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including but not limited to the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq. and applicable labor and employment laws of the states of New York and Ohio. Notwithstanding the foregoing, Executive’s release described above will be subject to the Company’s compliance with its obligations under Section 5.3 of the Employment Agreement between the Company and Executive, dated as of December 15, 2006 (the “Employment Agreement”) and nothing contained in this General Release will release the Company Released Parties from any obligations under any agreement relating to the grant, holding or disposition of equity, including, without limitation any equity purchase and/or any equityholders agreements. Notwithstanding the foregoing, Executive does not release and will retain any claim (i) for indemnification and defense pursuant to the charter documents and bylaws of the Company or any Company Released Party, and (ii) under any insurance coverage available to Executive under any director’s and officer’s insurance policy or similar policy maintained by the Company or any Company Released Party.

PLEASE READ CAREFULLY BEFORE SIGNING. THIS DOCUMENT

INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executive acknowledges that he has been given the opportunity to review and consider this General Release for 21 days from the date he received a copy. If he elects to sign before the expiration of the 21 days, Executive acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full 21 day period.

Executive may revoke this General Release after signing it by giving written notice to the Secretary of the Company within seven days after signing it. This General Release, provided it is not revoked, will be effective on the eighth day after execution.

Executive acknowledges that he has been advised to consult with an attorney prior to signing this General Release.

Executive is signing this General Release knowingly, voluntarily and with full understanding of its terms and effects. Executive is signing this General Release of his own free will without any duress, being fully informed and after due deliberation. Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above.

Executive acknowledges that he has not relied on any representations or statements not set forth in this General Release. Executive will not disclose the contents or substance of this General Release to any third parties, other than his attorneys, accountants, or as required by law, and Executive will instruct each of the foregoing not to disclose the same.

This General Release will be governed by and construed in accordance with the laws of the State of Ohio. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions will be construed as if the invalid or unenforceable provision had not been included.

IN WITNESS WHEREOF, Executive, intending to be legally bound, has executed this General Release as of                  , 20    .

EXECUTIVE

David J. Prystash

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